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                                  EXHIBIT 11.1

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

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
                                                             MARCH 28, MARCH 27,
                                       1991    1992    1993    1993      1994
                                      ------  -------  ----- --------- ---------
Net Income..........................  (2,318) (53,172) 6,259     114     3,598
Weighted Average of Shares of Common
 Stock Outstanding During Period....   5,357    5,363  5,385   5,367     5,516
Common stock equivalents due to
 assumed exercise of options........      17       33     55      37       146
                                      ------  -------  -----   -----     -----
                                       5,374    5,396  5,440   5,404     5,662
                                      ------  -------  -----   -----     -----
Primary and Fully Diluted(1)
 Earnings Per Share.................   (0.43)   (9.85)  1.15    0.02      0.64
                                      ======  =======  =====   =====     =====
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(1) During the years presented, the Company did not have any other dilutive securities that were not common stock equivalents